                                                                  EXHIBIT 3.2(c)



                          CERTIFICATE OF THE SECRETARY

                                       OF

                            BAM! ENTERTAINMENT, INC.


     I, the undersigned, certify that:

     1. I am the duly elected and acting secretary of BAM! Entertainment, Inc., a Delaware corporation (the "Corporation").

     2. The following resolution was adopted by the Written Consent of the Shareholders of the Corporation effective July 31, 2001:

     "AMENDMENT OF BYLAWS.

     RESOLVED, Article V, Sections 6, 7, 8, 13, 15 and 16 of the Bylaws are hereby deleted in their entirety and replaced with the following paragraphs:

          Section 6.

               The Chairman of the Board, if any, shall have and may exercise such powers as are, from time to time, assigned to him by the Board and as may be provided by law.

          Section 7.

               The Vice Chairman of the Board, if any, shall preside at all meetings of the Board of Directors and of the stockholders at which he shall be present. He also shall serve as a spokesperson of the Corporation, have and may exercise such powers as are, from time to time, assigned to him by the Board and as may be provided by law. The Vice Chairman shall report to the Chairman and shall not have the unilateral authority to obligate the Corporation beyond the financial limits established by the Board of Directors.

          Section 8.

               The Chief Executive Officer shall be responsible for management of the global operations of the Corporation. The CEO shall report directly to the Board of Directors and accepts the responsibility to carry out the stated intent of a majority thereof; and in the absence of the Chairman and Vice Chairman of the Board he shall preside at all meetings of the stockholders and the Board of Directors; he shall have general and active management of the business of the corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect.

          Section 13.

               The Chief Financial Officer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors.

          Section 15.

               The Chief Financial Officer is responsible for all accounting and financial reporting matters for the Corporation's worldwide operations. The Chief Financial Officer shall report to the Corporation's Chief Executive Officer on a day-to-day basis, and report to the Corporation's Board and Audit Committee, if any, as events dictate, but no less than quarterly. In the event of a discrepancy between the instructions of the Chief Executive Officer and those of the Audit Committee, the determination of the Audit Committee shall prevail.

          Section 16.

               The Chief Financial Officer shall be responsible for providing preliminary consolidated financials to the Board for review prior to the completion of the Auditors' report for each financial quarter. At that time, the Chief Financial Officer will advise the Board of any accounting decisions made by the Chief Financial Officer, or by any senior financial manager reporting to the Chief Financial Officer, which had a material impact on the financials reported.


     IN WITNESS WHEREOF, I have subscribed my name effective July 31, 2001.


                                      /s/  George M. Sundheim, III
                                      ----------------------------
                                      George M. Sundheim, III







                                        2